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                                                                     EXHIBIT 2.2


                                  ASSIGNMENT


     This Assignment is entered into this 15th day of June, 1999, by and between Mace Security International, Inc. ("MSI") and American Wash Services, Inc. ("AWS").

                                   RECITALS
                                   --------

     AWS is a party to an Agreement of Sale dated April 23, 1999, by and between AWS as purchaser and Mario DeBerardinis and Jennifer DeBerardinis, as sellers (the "Purchase Agreement"). AWS wishes to assign to MSI all of its rights and obligations under the Purchase Agreement and MSI is willing to accept all of AWS's rights and obligations under the Purchase Agreement.

     NOW THEREFORE intending to be legally bound hereby the Parties hereto agree as follows:

     1.  Assignment.  AWS hereby assigns to MSI all of AWS's rights and
         ----------
obligations under the Purchase Agreement. MSI hereby accepts the assignment of AWS's rights and obligations under the Purchase Agreement. MSI hereby indemnifies AWS from and against all claims, damages, causes of actions, and all expenses, including the costs of litigation and attorney's fees relating to MSI's performance under the Purchase Agreement.

     2.  Consideration.  Within 60 days after closing under the Purchase
         -------------
Agreement, MSI hereby agrees to pay AWS $5,000 payable in good funds in exchange for the assignment of the Purchase Agreement.

     IN WITNESS WHEREOF, this Assignment has been executed the day and year above written.

                                   AMERICAN WASH SERVICES, INC.


                                          By: /s/ Louis D. Paolino, Jr.
                                              -------------------------
                                          Louis D. Paolino, Jr., President

                                   MACE SECURITY INTERNATIONAL, INC.


                                          By: /s/ Gregory M. Krzemien
                                             ------------------------
                                          Gregory M. Krzemien, Treasurer